Exhibit 10.2

Telephone Fax Website	+44 (0)20 3124 6000 +44 (0)20 3124 8223 www.willis.com

Direct Line Direct Fax	+44(0)20 3124 7041 +44(0)20 3124 7154

SCHEDULE OF CONTRIBUTIONS FOR THE WILLIS PENSION SCHEME

The participating Employers:

Willis Group Limited (CRN 621757)

Willis Limited (CRN 181116)

Willis Management (Isle of Man) Limited (20302)

Willis Management (Guernsey) Limited (8802)

Glencairn Limited (02603956)

Special Contingency Risks Limited (617667)

This Schedule of Contributions has been prepared in accordance with Part 3 of the Pensions Act 2004 and the Occupational Pension Schemes (Scheme Funding) Regulations 2005 (SI 2005/3377).

It sets out the minimum contributions, other than Members’ additional voluntary contributions, payable to the Willis Pension Scheme (“the Scheme”) over the period to 31 December 2017. It also sets out the contributions that have been paid to the Scheme between the effective date of the valuation to the date the Actuary certifies the Schedule.

The Schedule applies to all employees of the Employers participating in the Scheme who are Members of the Scheme.

1.	Member contributions

The following contributions are payable by the Members who are required to pay contributions under Rule 2.1 of the Scheme Rules:

In respect of each calendar month from January 2011 to June 2011 inclusive	8% of Pensionable Salaries

In respect of each calendar month from July 2011 to the end of the Schedule	10% of Pensionable Salaries

1.1.	Employers’ Contributions

1.2.	Contributions towards ongoing accrual of benefits

The following contributions are payable by the Employers until the end of the Schedule in respect of the ongoing accrual of benefits:

Willis Pension Trustees Limited 51 Lime St London EC3M 7DQ

Registered office 51 Lime St, London, EC3M 7DQ. Registered number 543828 England and Wales.

In respect of each calendar month from January 2011 to December 2011	£2,083,333 (paid)

In respect of each calendar month from January 2012 until the end of the Schedule period	15.9% of Pensionable Salary

In respect of each calendar month from January 2011 to June 2011 inclusive, 8% of Pensionable Salaries in respect of members for whom a SalaryPlus Election applies.

In respect of each calendar month from July 2011 onwards, 10% of Pensionable Salaries in respect of members for whom a SalaryPlus Election applies.

1.3.	Contributions towards funding the deficit

The following contributions are payable by the Employers to the Scheme to fund the deficit under the recovery plan except that the aggregate amount of contributions payable under (b) and (c) shall not exceed £312,000,000:

(a) In respect of each calendar month from February 2011 to November 2011 inclusive	£2,500,000 (paid)

(b) In respect of the calendar month March 2012	£9,000,000

In respect of each calendar month from April 2012 to December 2017 inclusive	£3,000,000

(c)	If in any financial year ending between 31 December 2012 and 31 December 2017 inclusive Willis Group Holdings plc (“Holdings”) Consolidated EBITDA exceeds USD $900,000,000, “profit share” contributions shall be payable equal to 20% of the excess, calculated and verified in accordance with the Appendix to this Schedule of Contributions

(d)	If Holdings makes any exceptional returns to its shareholders (including share buy-backs and special dividends), “exceptional return” contributions shall be payable equal to 10% of the amounts of the exceptional returns.

If and when total contributions of £312,000,000 have been paid under paragraphs (b) and (c) above, this schedule of contributions shall be revised by the deletion of those paragraphs (subject to re-certification by the Actuary).

1.4.	Additional contributions

The following additional contributions are payable by the Employers to the Scheme:

Any additional contributions as required by the Trustee, having consulted the Actuary, in accordance with the Scheme Rules, to meet benefit augmentations.

Any additional contributions as required by the Trustee, having consulted the Actuary, in accordance with the Scheme Rules, to fund any augmented death in service lump sums provided under the flexible benefit arrangement

1.5.	Due dates

Contributions from Members are payable monthly and are due (to be received by the Trustee) within 19 days of the end of the calendar month (the due date) in which they were deducted.

Contributions from the Employers in respect of each month are payable directly to the Trustee and are due (to be received by the Trustee) no later than 19 days after the end of the calendar month (the due date) in which they are in respect of. Contributions in respect of a month can be paid in advance of the month to which they relate. Any profit share contributions in respect of a financial year are due 3 months after the end of that financial year or such later date as the Trustee may agree. Any exceptional return contributions are due two months after the end of the Holdings financial year in which the relevant return to shareholders was made. Additional contributions in respect of the augmented death in service lump sum are due within 28 days of the payment of salary relating to the benefit. Otherwise contributions will be due within 28 days of the date agreed by the Trustees and the Employers.

This Schedule of Contributions replaces the Schedule of Contributions signed on 11 July 2011 with effect from the date of certification.

This Schedule of Contributions will be reviewed and if necessary revised (by agreement between the Trustee and the Employers and subject to compliance with statutory requirements) within 15 months of the effective date of the next actuarial valuation of the Scheme or at such earlier time as may be required by law or agreed between the Trustee and the Employers.

Agreed on behalf of the Trustee			Agreed on behalf of the Employers

Signed:	/s/ K. Abbott		Signed:	/s/ S.E. Wood
Name:	K. Abbott	Date: 29.03.12	Name:	S.E. Wood	Date: 29.03.12

Members’ contributions and in some cases Employers contributions are based on Pensionable Salary. Pensionable Salary means Pensionable Salary as defined in the rules, or Part Time Contributory Salary where appropriate, but excludes salaries in respect of which no member contributions are due under the Scheme Rules during periods of absence or where no benefits are being accrued. The definition of SalaryPlus Election is set out in the Scheme Rules.

The Employers’ contribution rate includes allowance for insuring death in service benefits, expenses and the PPF levies.

Appendix

Consolidated EBITDA shall be calculated and reported on as set out below.

“Consolidated EBITDA” means, for any year, consolidated Net Income as reported in the audited consolidated annual financial statements of Holdings for that year plus (without duplication and to the extent deducted in determining consolidated net income):

(i)	consolidated interest expense for such period;

(ii)	consolidated income tax expense for such period;

(iii)	all amounts attributable to depreciation and amortization for such period;

(iv)	any extraordinary losses and nonrecurring charges for such period:

(v)	any non-cash charges (including the non-cash portion of pension expense) for such period;

(vi)	losses on asset sales outside the ordinary course of business for such period;

(vii)	restructuring charges or provisions for such period;

(viii)	any costs incurred in connection with acquisitions (including in connection with closure and/or consolidation of facilities) in an aggregate amount with respect to any such acquisition not to exceed 5% of the aggregate consideration for such acquisition;

(ix)	any expenses or charges incurred in connection with any issuance of debt or equity securities for such period; and

(x)	any deduction for minority interest expense for such period with respect to a subsidiary that is not wholly owned by the Holdings,

less (without duplication and to the extent included in determining consolidated net income):

(i)	any extraordinary gains and non-recurring gains for such period;

(ii)	any non-cash gains for such period; and

(iii)	any gains on asset sales outside the ordinary course of business for such period in each case as determined on a consolidated basis in accordance with GAAP as applicable for Holdings.

There shall be included in determining Consolidated EBITDA for any period the EBITDA (calculated on the same basis as Consolidated EBITDA) of any person, property, business or asset acquired outside the ordinary course of business during such period by Holdings (or its subsidiary), to the extent not subsequently sold, transferred or otherwise disposed of by the Holdings (or that subsidiary) during such period (each such person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition), and

There shall be excluded in determining Consolidated EBITDA for any period the EBITDA (calculated on the same basis as Consolidated EBITDA) of any person, property, business or asset sold, transferred or otherwise disposed of outside the ordinary course of business by Holdings (or its subsidiary) during such period (each such person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) based on the actual EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

Basis of Reporting

Holdings shall provide its audited consolidated annual financial statements to the Trustee no later than the earlier of (a) the date on which such financial statements are provided to its lenders or (b) within 2 weeks of Form 10-K of Holdings for the relevant fiscal year being filed with the United States Securities and Exchange Commission.

At the same time as its audited consolidated annual financial statements are provided to the Trustee, Holdings shall provide to the Trustee:

(a)	a statement (signed by the chief financial officer of Holdings) confirming the amount of Consolidated EBITDA and providing reasonable details of the calculations thereof; and

(b)	a copy of any report provided to Holdings financiers’ from the accounting firm that reported on such financial statements in relation to the calculation of, inter alia, Consolidated EBITDA (or of a different amount using a similar calculation, in which case such report shall be provided together with an explanation of any differences in calculation).

FX calculations

Contributions payable under paragraph 2.2 (c) above (relating to payments in respect of Consolidated EBITDA) shall be converted into Pounds Sterling using the spot rate of exchange as at the date of payment of the contribution.